EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SolarMax Technology, Inc. on Form S-1, Amendment No. 7, File No. 333-229005 of our report dated March 27, 2019 (except as to Note 19, as to which the date is May 1, 2019), with respect to our audits of the consolidated financial statements of SolarMax Technology, Inc. and subsidiaries as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

December 19, 2019